FUSION	Andrew Lewin
CONTACT:	212-972-2000
alewin@fusiontel.com

INVESTOR	BPC Financial Marketing
CONTACT:	John Baldissera
800-368-1217

MEDIA	Rubenstein Associates
CONTACT:	Rob Solomon
212-843-8050
rsolomon@rubenstein.com

GORDON (DON) HUTCHINS, JR. JOINS FUSION MANAGEMENT

Telecommunications Industry Veteran to Support Global Retail VoIP Initiatives

NEW YORK, January 4, 2006 - Fusion (AMEX: FSN) announced today that Gordon (Don) Hutchins, Jr. has joined Fusion’s management team as Executive Vice President - International Operations. In this capacity, he will be focused on the development of the Company’s retail VoIP (Voice over Internet Protocol) presence in Asia, the Middle East, Africa, Latin America and the Caribbean.

In announcing this appointment, Matthew Rosen, President and COO of Fusion, stated that, “We are delighted that Don has chosen to join our company. His international experience, tireless work ethic and understanding of the industry will be invaluable assets as we continue to enhance our VoIP offerings.

Prior to joining Fusion, Mr. Hutchins served as President and CEO of SwissFone, Inc., a $100 million international telecommunications carrier. Before SwissFone, Mr. Hutchins was President and CEO of STAR Telecommunications, Inc., an $800 million international telecommunications carrier where he led its restructuring following the filing of its bankruptcy petition.

Mr. Hutchins noted, “I am very excited to be joining the Fusion team. Fusion’s superb management team and aggressive business model were major factors in my decision. The company is uniquely positioned to become a dominant player in the industry and I’m pleased to have the opportunity to contribute to the continued growth and scope of Fusion’s VoIP services in emerging markets worldwide.”

Mr. Hutchins has also served since 1989 as President and CEO of GH Associates, Inc., a management consulting firm that he founded. He has consulted to over 100 small and large telecommunications companies throughout the world, and has served in interim CEO/COO roles with several client companies. Mr. Hutchins also founded and built Telecom One, Inc., a nationwide long distance carrier that he sold to Broadwing Communications, Inc., and TCO Network Services, Inc., a local wireless services carrier purchased by Winstar Communications, Inc.

Prior to founding GH Associates, Mr. Hutchins served as President and CEO of ICC Communications, Inc., a CLEC, and as President and CEO of LDX NET, Inc., a fiber optic network company. During his early career, he held positions with MCI, McDonnell Douglas Corporation, and AT&T. Mr. Hutchins is also a founder of the Association of Communications Enterprises (ASCENT) and the European Competitive Telecommunications Association (ECTA).

Roger Karam, President of Fusion’s VoIP Division stated “I am very excited to have Don bring his exceptional management experience to Fusion. We are confident Don will be a key part of our success in a rapidly growing industry that is changing the way people communicate everyday throughout the world.”

About Fusion:

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. Fusion currently provides services to corporations, consumers, international carriers, government entities, and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

# # #